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                                                                   EXHIBIT 10.10





                            PAYLESS SHOESOURCE, INC.




                         SUPPLEMENTARY RETIREMENT PLAN




                          As Amended November 16, 2000

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                               TABLE OF CONTENTS


Section 1.   Definitions ...................................................  1
        1.1  Act ...........................................................  2
        1.2  Actuarial Equivalent ..........................................  1
        1.3  Annual Compensation ...........................................  1
        1.4  Annual Estimated Social Security Benefits .....................  1
        1.5  Annual Minimum Benefit Amount .................................  2
        1.6  Annual Retirement Income ......................................  2
        1.7  Annual Retirement Benefits Offset .............................  2
        1.8  Average Annual Compensation ...................................  2
        1.9  Associate .....................................................  3
        1.10 CEO ...........................................................  3
        1.11 Committee .....................................................  4
        1.12 Company .......................................................  4
        1.13 Compensation ..................................................  4
        1.14 Competing Business ............................................  4
        1.15 Effective Date ................................................  4
        1.16 Employer ......................................................  4
        1.17 Gender ........................................................  4
        1.18 May ...........................................................  4
        1.19 May Profit Share Plan .........................................  4
        1.20 May Retirement Plan ...........................................  5
        1.21 Member ........................................................  5
        1.22 Payless .......................................................  5
        1.23 Payless Profit Sharing Plan ...................................  5

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        1.24 Retirement Date ...............................................  5
        1.25 Plan Service ..................................................  5
        1.26 Termination Without Cause .....................................  5
        1.27 Total Disability ..............................................  5


Section 2.   Membership ....................................................  6
        2.1  Eligibility for Membership ....................................  6
        2.2  Eligibility for Benefits ......................................  6


Section 3.   Benefits ......................................................  6
        3.1  Normal Retirement .............................................  6
        3.2  Early Retirement ..............................................  6
        3.3  Cessation of Benefits ......................................... 11
        3.4  Form of Benefit ............................................... 11
        3.5  Standard Payment Period ....................................... 12
        3.6  Limitation on Payments ........................................ 12
        3.7  Indirect Payment of Benefits .................................. 13
        3.8  Termination and Rehire ........................................ 13
        3.9  Withholding ................................................... 14


Section 4.   Administration of the Plan .................................... 14
        4.1  The Committee ................................................. 14
        4.2  Delegation of Duties .......................................... 14
        4.3  Authority ..................................................... 14


Section 5.   Certain Rights and Obligations ................................ 14
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        5.1  Rights of Members, Members' Spouses and Beneficiaries ......... 14
        5.2  Employer-Associate Relationship ............................... 14
        5.3  Unfunded Nature of Plan ....................................... 14


Section 6.   Non-Alienation of Benefits .................................... 15
        6.1  Provisions with Respect to Assignment and Levy ................ 15
        6.2  Alternate Application ......................................... 15


Section 7.   Amendment and Termination ..................................... 15
        7.1  Company's Rights .............................................. 15
        7.2  Rights to Terminate ........................................... 15


Section 8.   Construction .................................................. 16
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             PAYLESS SHOESOURCE, INC. SUPPLEMENTARY RETIREMENT PLAN

This document constitutes and sets forth the terms of the Payless ShoeSource, Inc. Supplementary Retirement Plan (hereinafter referred to as the "Plan"), effective as of the date Payless ShoeSource, Inc. was "spun-off" from and ceased to be a subsidiary of The May Department Stores Company, May 4, 1996 (the "Effective Date"). Capitalized terms, not otherwise defined herein, which are defined in the Payless Profit Sharing Plan shall have the meanings set forth in such plan.

SECTION 1. DEFINITIONS.

1.1   Act means the Social Security Act as in effect from time to time.

1.2 Actuarial Equivalent means a benefit of equivalent value when computed on the basis of the actuarial principles and tables adopted or otherwise approved by the Committee.

1.3 Annual Compensation means an Associate's Compensation during a fiscal year of the Company, on an accrual basis, and shall include all of the Associate's Compensation accrued for services during such fiscal year, regardless of when such compensation is paid or credited.

1.4   Annual Estimated Social Security Benefits means:

     (a) the estimated initial annual amount of the Primary Insurance Amount or the Disability Insurance Benefit (as such terms are defined in the Act), whichever is applicable, determined by the Committee from available records and such other information as the Committee may request the Member to furnish, to which the Member would be entitled under the Act as in effect at the beginning of the calendar year in which cessation of employment occurs assuming the Member is not thereafter in employment covered under the Act. The estimated Primary Insurance Amount shall be applicable under this Plan in all cases except as hereinafter provided in certain cases of Total Disability and shall be adjusted in the manner provided in the Act as of the date of retirement if such retirement occurs on or after the member's 62nd birthday or as if the Member's age at retirement were 62 if such retirement occurs before the Member's 62nd birthday. The estimated Disability Insurance Benefit shall be applicable to a Member who sustains Total Disability and qualifies for LTD Plan benefits which are reduced on account of Disability Insurance Benefits under the Act; and

     (b) the estimated initial annual amount of benefit to which the Member would be entitled under any public pension or welfare system of any country other than the United States of America which is similar to the Primary Insurance Amount or the

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Disability Insurance benefit under the Act, as determined by the Committee in its sole and absolute discretion.

1.5   Annual Minimum Benefit Amount means:

     (a) for all years in which the Member participated in the Payless Profit Sharing Plan or the May Profit Sharing Plan, the amount of the Company contribution and forfeitures which would have been allocated to the Member's Company Accounts in the May and Payless Profit Sharing Plans but for the limitation on annual additions imposed by Section 415(c)(1) and Section 415(c)(2) of the Internal Revenue Code (the "Code"), and the limitation under Code Section 401(a)(17) on the amount of such Member's Compensation which may be taken into account in determining 1) the Member's basic contributions under the May Profit Sharing Plan and 2) the Member's Allocation Pay Amount under the Payless Profit Sharing Plan. The Minimum Benefit Amount with respect to the Payless Profit Sharing Plan shall be determined as if the Company Contribution for the applicable year or years was invested in the investment fund(s) in which the Company Contribution actually allocated for the Member was invested. (The amount determined under this paragraph shall be converted to an annual benefit which would be produced if the amount determined were paid in the form of an Actuarially Equivalent immediate life annuity with appropriate adjustments to the amount on account of investment experience actually experienced by the Profit Sharing Plan); and

     (b) the difference between the annual amount of Retirement Pension, if any, to which the Member is entitled under the May Retirement Plan paid in the form of an immediate life annuity and the annual amount of such Retirement Pension which would be payable to the Member but for (i) the limitation on benefits under Section 415(b) of the Code, (ii) the limitation under Code
Section 401(a)(17) on the amount of such Member's Compensation which may be taken into account in determining such Member's annual amount of Retirement Pension, and (iii) the limitation under Code Section 415(e) on the benefit payable to a Member who participates in both a defined benefit plan and a defined contribution plan, to the extent applicable.

1.6 Annual Retirement Income means the amount determined by multiplying two percent (2%) of the Member's Average Annual Compensation by the number of years and fractions thereof (to the closest one-twelfth) of Plan Service, up to a maximum of twenty-five (25) years of Plan Service, completed by the Member on his actual Retirement Date.

1.7 Annual Retirement Benefits Offset means the total of the following annual amounts:

     (a) the annual amount of Retirement Pension that would be produced if the benefits payable under the May Retirement Plan were paid to the Member in the form of an immediate life annuity.


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     (b)   the annual amount of Retirement Pension that would be produced under any other retirement plan to which the Company or a related entity contributes and which credits employment included in Plan Service if the benefits thereunder were payable in the form of an Actuarially Equivalent immediate life annuity,

     (c) the annual amount of benefits that would be produced if the amount payable from the Member's Company Accounts under the Payless Profit Sharing Plan (including Company Accounts which were Employer or Company Accounts under the May Profit Sharing Plan or Plans merged into the May Profit Sharing Plan) were paid in the form of an Actuarially Equivalent immediate life annuity, assuming that;

           (i) for each calendar year that the Member was eligible to participate as a Member of the May Profit Sharing Plan and for such period of time that the Member is eligible to share in Company matching contributions under the Payless Profit Sharing Plan, the Company Contribution and forfeitures allocated to the Member's Company Accounts were and are deemed to be in an amount equal to the product of the May or Company matching rate (as applicable) actually applicable to such year or period of time multiplied by the maximum basic contributions under the May or Payless Profit Sharing Plan(s) which could have been contributed by the Member for such calendar year or other period of time;

           (ii) appropriate adjustments on account of investment experience were made to such amount based on the actual investment experience of the May Profit Sharing Plan, as the Committee shall determine.

     (d) the May Retirement Plan and May Profit Sharing Plan offsets set forth in this Section 1.7 shall apply only if the period of membership in those Plans is included in Plan Service under this Plan.

1.8 Average Annual Compensation means the average of the three highest amounts of Annual Compensation of the Member accrued with respect to three (not necessarily consecutive) of the most recent five fiscal years of the Company ending before the Member's actual Retirement Date.

1.9 Associate means any associate of an Employer under the Payless Profit Sharing Plan.

1.10 CEO means the Company's Chief Executive Officer as of February 15, 2001, and any successive Chief Executive Officer of the Company to whom the Board grants the benefits specifically set forth in this Plan for the CEO.


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1.11   Committee means the committee established by Section 4 of this Plan.

1.12 Company means Payless ShoeSource, Inc., a Delaware corporation, and any other organization which may be a successor to it.

1.13 Compensation means the total compensation from an Employer (or, for the period prior to the date Payless ceases to be a subsidiary of May, from an Employer or from any member of the controlled group of corporations determined in accordance with Section 414(b) of the Code or is a trade or business under common control in accordance with Section 414(c) of the Code, which includes an Employer) with respect to an Associate for services rendered prior to the Associate's actual Retirement Date, including all regular pay commissions, overtime pay, cash incentives, prize awards, amounts which an Associate elected to have the Employer contribute directly to the May or Payless Profit Sharing Plans on the Associate's behalf in accordance with Section 4.01(b) of each such Plan, amounts not otherwise includable in the Associate's taxable income pursuant to Section 125 of the Code, and amounts subject to the Payless ShoeSource, Inc. Deferred Compensation Plan or the Payless ShoeSource, Inc. Deferred Compensation 401(k) Mirror Plan. Compensation shall not include a pension, retirement allowance, severance pay, retainer or fee under contract, any special payments, cash or otherwise, relating to the spinoff of Payless or distributions from the Profit Sharing Plan.

1.14 Competing Business means any single (i) retail department store; (ii) discount department store; (iii) catalog showroom store; (iv) specialty store;
(v) furniture store; (vi) shoe store; (vii) clothing store; or a group of any of the type of stores referred to in (i) through (vii) hereof, which such store or group of stores had, in its fiscal year ending within the twelve month period immediately preceding the date of such Member's Retirement Date, a gross sales volume, including sales in leased or licensed departments, in excess of $25,000,000.

1.15 Effective Date means May 4, 1996. The effective date of this amendment and restatement is the effective date of the Merger.

1.16 Employer means an employer designated as an Employer under the Payless Profit Sharing Plan.

1.17 Gender. Whenever applicable, the masculine pronoun as used herein shall include the feminine pronoun.

1.18   May means The May Department Stores Company.

1.19 May Profit Sharing Plan means The May Department Stores Company Profit Sharing Plan.





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1.20   May Retirement Plan means The May Department Stores Company Retirement
Plan.

1.21   (a)   Member means any person included in the membership of the Plan as provided in Section 2.

       (b) Retired Member means a Member who retires after the Effective Date and becomes entitled to a supplementary retirement benefit under this Plan in accordance with its provisions.

1.22   Payless means Payless ShoeSource, Inc., a Delaware corporation.

1.23 Payless Profit Sharing Plan means the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan, as amended from time to time, and any other successor retirement plan which may be designated by the Committee, including the Payless ShoeSource, Inc. Profit Sharing Plan from Puerto Rico Associates.

1.24 Plan Service means Years of Service determined using the elapsed time method. Plan Members shall receive a Year of Plan Service on each anniversary date of their commencement of employment with the Employer, subject to any limitations or restrictions as may be imposed in connection with such Employer's adoption of the Plan.

1.25 Retirement Date means the last day of the month in which a Member retires under the Payless Profit Sharing Plan or an earlier date set forth in Section
3.2 of this Plan under which a Member is eligible for benefits hereunder.

1.26 Termination Without Cause means the involuntary termination of Member's employment for any other reason than specified in Section 3.2(d) and (e).

1.27 Total Disability means a disability qualifying a Member for benefits under the Payless ShoeSource, Inc. Long-Term Disability Plan.







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SECTION 2. MEMBERSHIP.

2.1 Eligibility for Membership. Each Associate who is a member of The May Department Stores Company Supplementary Retirement Plan on the day Payless ceased to be a subsidiary of May shall become a Member of the Plan as of that date. Each other Associate of an Employer who has Compensation from an Employer in any later calendar year completed prior to his Retirement Date equal to at least twice the amount of "wages" which are subject to the payment of F.I.C.A. tax by the Associate in such year shall become a Member as of the January 1 thereafter. The Committee, in its discretion, may permit any other Associate to become a Member if the Committee determines that the Associate's Compensation from an Employer in any calendar year does not adequately reflect the Associate's full Compensation for such year.

2.2 Eligibility for Benefits. A Member shall become entitled to benefits under the Plan only if, and to the extent that, the Plan so provides. The fact that an Associate becomes a Member shall not, by itself, entitle the Associate to any benefit under the Plan.

SECTION 3. BENEFITS.

3.1   Normal Retirement.

     (a) Subject to the remaining provisions of this Section 3, the annual supplementary retirement benefit payable to a Member who retires on or after attaining age 65 shall be equal to the excess, if any, of:

           (i)   such Members Annual Retirement Income, or

           (ii)  the sum of:

                 .   his Annual Estimated Social Security Benefits, and

                 .   his Annual Retirement Benefits Offset.

     (b) If the benefit payable under subsection (a) above is less than the Annual Minimum Benefit Amount computed pursuant to Section 1.5, the Member shall receive the Annual Minimum Benefit Amount.

3.2   Early Retirement.

     (a)(i) A Member may retire early under this Plan at any time after attaining age 55 and completing 5 years of Plan Service. Subject to the remaining provisions of this Section 3, the annual supplementary retirement benefit determined under Sections 3.1(a) and 3.1(b) above, payable to a Member who retires prior to attaining age 65 shall be first

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computed on the basis provided by Section 3.1(a), taking into account only years of Plan Service and Average Annual Compensation to the Member's Retirement Date or, if applicable, on the basis provided by Section 3.1(b), which amount shall be reduced as follows:


AGE AT RETIREMENT             REDUCTION TO PAYMENT
-----------------             --------------------
65 or older                   No reduction
64                            2.0% of Average Annual Compensation
63                            4.0% of Average Annual Compensation
62                            6.0% of Average Annual Compensation
61                            6.5% of Average Annual Compensation
60                            7.0% of Average Annual Compensation
59                            7.5% of Average Annual Compensation
58                            8.0% of Average Annual Compensation
57                            8.5% of Average Annual Compensation
56                            9.0% of Average Annual Compensation
55                            9.5% of Average Annual Compensation
54                            10% of Average Annual Compensation
53                            10.5% of Average Annual Compensation
52                            11% of Average Annual Compensation
51                            11.5% of Average Annual Compensation


     (a)(ii) The CEO shall be eligible for benefits under the Plan upon an involuntary Termination Without Cause. If Terminated Without Cause prior to attaining age 65, the benefits payable to the CEO shall first be computed on the basis provided by Section 3.1(a), taking into account only years of Plan Service and Average Annual Compensation to the Member's Retirement Date or, if applicable, on the basis provided by Section 3.1(b), which amount shall be reduced as specified in the chart provided under Section 3.2(a)(i).

     (a)(iii) The CEO shall be eligible for benefits under the Plan upon Total Disability. If the CEO experiences Total Disability prior to attaining age 65, the benefits payable to the CEO shall first be computed on the basis provided by
Section 3.1(a) taking into account only years of Plan Service and Average Annual Compensation to the Member's Retirement Date or, if applicable, on the basis provided by Section 3.1(b), which amount shall be reduced as specified in the chart provided under Section 3.2(a)(i).

     (b) Notwithstanding the other provisions of this Section 3.2, if a Member's retirement occurs prior to his 62nd birthday, then during the period between his Retirement Date and the Member's 62 birthday only, in the calculation of the Member's supplementary retirement benefit, such Member's supplementary retirement benefit shall not be reduced by his Annual Estimated Social Security Benefits.



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


     (c)   Notwithstanding anything else to the contrary provided in this
Section 3.2 or otherwise in the Plan, if, during the five-year period following the occurrence of a Change in Control of the Company, the Company or an Employer terminates a Member's employment, who is not the CEO, other than as a Termination For Cause and such Member had attained age 50 on the date on which the Change in Control occurred, then such Member's annual supplementary retirement benefit shall be computed and paid to such Member as if such Member had retired at age 55 with at least five years of service on the date of termination with benefits to be determined as if such Member had been employed through age 55 at a level of Compensation equal to the Member's Average Annual Compensation. Notwithstanding anything to the contrary provided in this Section 3.2, or otherwise in the Plan, the CEO shall be eligible (prior to age 55) for benefits under the Plan immediately upon a Change of Control of the Company and benefits shall be determined in accordance with this Section 3.2(c). For the purposes stated in this Section 3.2(c), the Average Annual Compensation of the specified Member shall be deemed to be the greater of his Average Annual Compensation determined (i) as of the date of the Change in Control or (ii) as of the date of termination of employment.

     (d) A "Change in Control of the Company" shall be deemed to have occurred if:

           (i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this Section 3.2(d), none of the following shall constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 3.2(d)(iii)(A), 3.2(d)(iii)(B) and 3.2(d)(iii)(C) or
                 (v) any acquisition by the Company which, by reducing the number of shares of Outstanding Company Common Stock or Outstanding Company Voting Securities, increases the proportionate number of shares of Outstanding Company Common Stock or Outstanding Company Voting Securities beneficially






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


                 owned by any Person to 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities; provided, however, that, if such Person shall thereafter become the beneficial owner of any additional shares of Outstanding Company Common Stock or Outstanding Company Voting Securities and beneficially owns 20% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities, then such additional acquisition shall constitute a Change of Control; or


           (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or


           (iii) a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination") is consummated, in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50%, respectively, of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business

                 Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination or

           (v) the stockholders of the Company approve of a complete liquidation or dissolution of the Company.

     (e) "Termination for Cause" by the Company or by an Employer of the Company means termination upon:

           (i) the willful and continued failure by the Member to substantially perform his duties with the Company or an Employer (other than any such failure resulting from disability or any such actual or anticipated failure after the Member notifies the Company or an Employer of termination for good reason) after a written demand for substantial performance is delivered to the Member by the Company or Employer, which demand specifically identifies the manner in which the Company or Employer believes the Member has not substantially performed his duties, or

           (ii) the willful engaging by the Member in conduct that is demonstrably and materially injurious to the Company or Employer, monetarily or otherwise.

For the purposes of this subparagraph, "good reason" means, without the Member's express written consent, the occurrence of any of the following circumstances during the one-year period following a change in Control of the Company, unless such circumstances are fully corrected (effective retroactive to and including the date the circumstances first occurred) within 30 days of the Company or Employer receiving notice of the member's termination:

           (i) a reduction by the Company or Employer or a subsidiary, as appropriate, in the Members annual base salary, bonus opportunity or benefits as the same may be increased from time to time except for across-the-board salary, bonus opportunity or benefit reductions

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
                 similarly affecting all management personnel of the Company, Employer and/or subsidiaries (and all management personnel of any person in control of the Company or Employer and of all persons, firms, corporations and partnerships and other entities controlled by such person); or

           (ii) the relocation of the Company's or Employer's (or subsidiary's) offices at which the Member is principally employed to a location more than 35 miles from such location or the Company's or Employer's (or subsidiary's) requiring the Member to be based anywhere other than the Company's or Employer's (or subsidiary's) offices at such location.

3.3 Cessation of Benefits. Subject to the provisions of Sections 3.4, 3.5 and 3.6, all payments of supplementary retirement benefits hereunder shall cease upon the death of the Member.

3.4 Form of Benefit. Subject to subsection (b) below, the standard form of the supplementary retirement benefit payable hereunder shall be an immediate life annuity; provided, however, that one of the following optional forms of payment may also be elected:

     (a) 100% Joint Annuity. This option is an actuarially reduced benefit payable to a Member during his life and, after his death, payable for life to such person he shall have designated as his contingent annuitant.

     (b) 50% Joint and Survivor Annuity. This option is an actuarially reduced benefit payable to a Member during his life and, after his death, a benefit at one-half the rate of such actuarially reduced benefit payable for life to such person as he shall have designated as his contingent annuitant. Unless the Member's spouse consent to another optional form of payment, this will be the standard form of payment for a Member who is married at Retirement Date. The Member's spouse will be the contingent annuitant.

     (c) Period Certain Annuity (10 years). This option is an actuarially reduced benefit payable to a Member during his life with periodic payments certain terminating at the end of ten years, with provision that if the Member dies before receiving all the periodic payments for such ten year period, (i) periodic payments for the remainder of such period shall be paid to a designated beneficiary, and (ii) if there is no such designated beneficiary, to his estate.


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
     (d) Period Certain Annuity. (15 years). This option is an actuarially reduced benefit payable to a Member during his life with periodic payments certain terminating at the end of fifteen years, with provision that if the Member dies before receiving all the periodic payments for such fifteen year period, (i) periodic payments for the remainder of such period shall be paid to a designated beneficiary, and (ii) if there is no such designated beneficiary, to his estate.

The supplementary retirement benefit payable under an optional form shall be the Actuarial Equivalent of the supplementary retirement benefit otherwise payable in the form of an immediate life annuity.

3.5 Standard Payment Period. Supplementary retirement benefit payments shall be made in monthly installments, except that the Committee may, in its discretion at any time and from time to time prior or subsequent to retirement, direct that such payments be made other than at monthly intervals, or direct that either a lump sum settlement or a different form of payment be made equal to the Actuarial Equivalent of the benefit or remainder thereof otherwise payable.

3.6  Limitation on Payments.

     (a) It is recognized that a Member's duties during the period of employment with the Company or an Employer entail the receipt of confidential information concerning not only the current operations and procedures of the Company or an Employer but also its short-range and long-range plans. If (A) the Member during any portion of the period of two (2) years following his retirement (1) has an aggregate investment (as determined from time to time) in a Competing Business equal to at least the greater of (i) $100,000, (ii) 1% in value of such Competing Business or (iii) such greater amount as the Committee may establish on a case by case basis or (2) personally renders services to a Competing Business in any manner, including without limitation, as owner, partner, director, trustee, officer, employee, consultant or advisor thereof, and (B) the Committee determines, in its discretion, that such investment or rendering of personal services is contrary to the best interests of the Company, then all rights to receive any benefits under the Plan shall immediately cease if the Member does not reduce such aggregate investment to an amount permitted hereunder or cease rendering such personal services, within 60 days of receipt of written notice of such determination from the Committee. The term "value" as used herein shall mean the net worth of such Competing Business, as disclosed by the balance sheet of such Competing Business, as of the close of the last preceding fiscal year; provided, however, that with respect to an investment in stock or other securities of a Competing Business, if such stock or other securities are part of a class of stock or other securities listed on any stock exchange, the term "value" shall mean the market value of such class of stock or other securities of such Competing Business, as of the date of any such determination by the Committee.

     (b) Any and all rights to benefits payable to or for the account of a Member shall at all times be subject to termination (i) if the Committee shall find such Member guilty of

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
dishonesty or any other unlawful act causing injury or harm to the Company or an Employer or their employees or customers, or (ii) if such Member voluntarily terminates his employment without the written consent of the Company or his Employer or in violation of a written contract of employment.

     (c) Notwithstanding any other provisions of the Plan, in the event that the aggregate amount of benefits paid under this Plan in any benefit year (the period commencing on July 1 of any year and ending on the following June 30), after taking into account the tax effect on the Company or an Employer, shall exceed five percent (5%) of the average consolidated net earnings of the Company as shown in the Company's annual report to shareowners for the three (3) most recent consecutive fiscal years, ending prior to the conclusion of the benefit year, then all benefits otherwise payable hereunder during the next following benefit year shall be reduced or if necessary terminated. Such reduction shall be made by reducing the benefits otherwise payable during such next following benefit year in the same proportion that the benefits for the immediately preceding benefit year (before the imposition of the limitations provided for by this paragraph) would have had to have been reduced so that no excess would have occurred during such immediately preceding benefit year.

     (d) Notwithstanding anything provided in this Section 3.6 or otherwise in the Plan, to the contrary, the terms of subsections (a), (b) and (c) of this
Section 3.6 shall cease to apply and shall be null and void immediately upon the occurrence of a Change in Control of the Company, as defined in Section 3.2(d) of the Plan.

3.7 Indirect Payment of Benefits. If any retired Member or his beneficiary is, in the judgment of the Committee, legally, physically or mentally incapable or incompetent, payment may be made to the guardian or other legal representative of such retired Member or beneficiary or, if there be none, to such other person or institution who or which, in the opinion of the Committee, based on information furnished to the Committee, is then maintaining or has custody of such retired Member or beneficiary. Such payment shall constitute a full discharge with respect thereto.

3.8 Termination and Rehire. Except as provided in Section 3.2(a)(ii), 3.2(a)(iii) and 3.2(c), in the event a Member's employment is terminated prior to eligibility for early retirement, as described in Section 3.2, or in the event that a Member dies prior to the date as of which supplementary retirement benefits hereunder would otherwise commence, then no benefits shall be payable under this Plan. If a terminated Member is rehired under circumstances which result in reinstatement of membership under the Payless Profit Sharing Plan, reinstatement of membership under this Plan will occur at the same time. Such reinstatement will result in cessation of payment of benefits under this Plan. Upon the subsequent retirement of a Member whose benefits had ceased by reason of this Section 3.8, supplementary retirement benefits shall again be payable based upon such adjustments in amounts as the Committee may deem equitable.


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
3.9 Withholding. The Employer shall withhold from amounts otherwise payable under this Plan any amounts required to be withheld under federal, state or local law or regulations, such amounts to be remitted on a timely basis to the appropriate governmental authorities.

SECTION 4. ADMINISTRATION OF THE PLAN.

4.1 The Committee. Except as otherwise provided herein, the Plan shall be administered by the Committee constituted under the Payless Profit Sharing Plan.

4.2 Delegation of Duties. In the administration of the Plan, the Committee may, from time to time, appoint agents and delegate to such agents and to the Administrative Subcommittee such duties as it considers appropriate and to the extent that such duties have been so delegated, the Administrative Subcommittee or agent, as the case may be, shall be exclusively responsible for the proper discharge of such duties. The Committee, the Administrative Subcommittee or any agent may from time to time consult with counsel who may be counsel to the Company.

4.3 Authority. Any decision or action of the Committee (or, with respect to any duty delegated to it, any decision or action of the Administrative Subcommittee or of a duly appointed agent) in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be in its absolute discretion and shall be final, conclusive and binding upon all persons having any interest in the Plan.

SECTION 5. CERTAIN RIGHTS AND OBLIGATIONS.

5.1 Rights of Members, Members' Spouses and Beneficiaries. The rights of the Members, their spouses, their beneficiaries and other persons are hereby expressly limited as set forth herein and shall be determined solely in accordance with the provisions of the Plan.

5.2 Employer-Associate Relationship. The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Associate or any other person for a continuation of employment or as interfering with or affecting in any manner the right of the Company or any Employer to discharge any Associate or otherwise act with relation to such Associate. The Company or an Employer may take action (including discharge) with respect to any Associate or other person and may treat him without regard to the effect which such action or treatment might have upon him under the Plan.

5.3 Unfunded Nature of Plan. The Plan shall be unfunded. Neither an Employer nor the Committee shall be required to segregate any assets in connection with benefits provided by the Plan. Neither the Company, an Employer nor the Committee shall be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Company or an Employer to any person with respect to benefits payable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan and shall be only a claim against the general assets of the Company or the Employer, and no such liability shall



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
be deemed to be secured by any pledge or any other encumbrance on any specific property of the Company or any Employer.

SECTION 6. NON-ALIENATION OF BENEFITS

6.1 Provisions with Respect to Assignment and Levy. No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge, any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, levy upon or charge the same shall be void; nor shall any such benefit be in any manner liable for or, subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided herein.

6.2 Alternate Application. If any Member, Member's spouse or beneficiary under the Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, except as specifically provided herein, or any benefit shall be levied upon, garnished or attached, then such benefit shall, in the discretion of the Committee, cease, and in that event the Committee may hold or apply the same or any part thereof to or for the benefit of such Member, Member's spouse or beneficiary, children or other dependents, or any of them, or in such other manner and in such proportion as the Committee may deem proper.

SECTION 7. AMENDMENT AND TERMINATION

7.1 Company's Rights. The Company reserves the right at any time and from time to time in its sole discretion to modify or amend in whole or in part any or all of the provisions of the Plan, provided that no amendment shall reduce any supplementary retirement benefit with respect to a Member who had already retired and no amendment shall reduce the amount of any supplementary retirement benefit with respect to a Member who, at the time of amendment, was eligible for retirement under the terms of the Plan, to a level below that determined as if retirement were effective at the time of amendment.

Notwithstanding anything provided to the contrary in the Section 7.1 or the next
Section 7.2, following a Change in Control of the Company the Plan may not be amended or terminated in a manner that would adversely affect the rights of any Member to his vested annual supplementary retirement benefits. Without limiting the generality of the foregoing, Section 3.2(c) through (e) may not be amended or deleted following a Change of Control of the Company.

7.2 Rights to Terminate. Except as provided in the previous Section 7.1, the Company reserves the right at any time and from time to time in its sole discretion to terminate the Plan, in whole or in part. In the event the Plan is terminated, the Employer shall be under no further obligation to provide benefits under the Plan, except to the extent of any supplementary retirement benefit with respect to a Member who had already retired and to the extent of any supplementary retirement benefit with respect to a Member who, at the time of termination, was eligible for retirement under the terms of the Plan, including

Sections 3.2(a)(i), 3.2(a)(ii), 3.2(a)(iii) and 3.2(c), determined as if retirement were effective at the time of Plan termination. If the Plan is partially terminated, the preceding sentence shall apply to Members in the class with respect to which the Plan is terminated.

SECTION 8. CONSTRUCTION.

The provisions of the Plan shall be construed, regulated, administered and enforced according to the laws of the State of Kansas.










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